Exhibit 99.2

Hi all:

We are quite pleased to be hosting our first financial update post the merger of Jaguar and Napo to the combined Jaguar Health.  This is a transformative time for us, with the commercial forward integration into the revenue stream from sales of Mytesi, our first in class FDA approved anti-secretory agent antidiarrheal indicated for the symptomatic relief of noninfectious diarrhea in adult patients with HIV/AIDS on antiretroviral therapy (ART).

By definition, this is a unique call, since there will only be one “first” post-merger update.   So we’re going to address three distinct pieces of information with respect to commercial activity of Mytesi on this call:

The first is that our 10Q will represent commercial activity for Mytesi just from Aug and Sept., since the merger closed on July 31 of this year.  However, we will put that in perspective on this call and indicate the sales of Mytesi throughout 2017.

Second, we analyze our operations based on gross sales.  Gross sales are defined as an order placed from the wholesaler and product that moves out of our warehouse.   This is also the activity upon which we receive our cash.   Gross sales are distinct from the GAAP accounting net sales that we report in our Q, which is the movement of product from the wholesaler to retail.

And finally, Mytesi was able to benefit from meaningful spend on marketing, advertising, and medical education promotional activities after the merger, and a direct sales force of 7 reporting to a national sales director for just the last 4 weeks—since the second week of Oct. of this year.  We want to be able to inform you on the benefit we’re seeing already on Mytesi sales, which we believe is in part because our sales force has collectively over 50 years’ experience directly with HIV caregivers and were able to have meaningful sessions with healthcare providers and the gatekeepers to writing a Mytesi prescription from their first day in the field with Mytesi.  In fact, this experience has been so impactful, we’ve just hired three more sales rep with the same HIV experience.  They are in our office training today and will be in the field next week, and I’d like to take a moment to share one anecdote relayed to me recently by our new sales team. They’ve told me how refreshing it is to be representing a first in class agent,  the only product currently approved for noninfectious diarrhea in adult HIV/AIDS patients—instead of having to struggle to pitch healthcare providers on acompeting antiretroviral therapy.

Diarrhea is a neglected comorbidity and a chronic problem in this patient population, and for this reason we’re very fortunate to have chronic safety data in place for Mytesi®, for what is often a chronic situation

Here are the two important numbers, and the important take away for today:

Total Mytesi sales for 2017 through Oct. are $2.8 mm.  And….

average monthly sales of Mytesi have increased 50% in Aug. through Oct. verses the first seven months of the year, Jan. through July.

Again, let me underscore, we put the meaningful sales and marketing effort in place post merger in Aug., and our direct sales reps just in place for three weeks in Oct.

With that momentum, I will pass the communication now to our National Sales Director, Pete Riojas, and let his enthusiasm carry this call forward.   He will be followed by comments from our co-head of marketing, Katie MacFarlane; our chair of our scientific advisory board, Dr. Pravin Chaturvedi, who will talk about the development of follow on indications for Mytesi; and conclude with our CFO, Karen Wright, who will speak to the financials in the 10Q.

Thank you……….

Results for the Third Quarter of 2017

The third quarter of 2017 was the first month Jaguar Health, Inc. reported consolidated human and animal revenue and financial results. Since the merger between Jaguar Animal Health and Napo Pharmaceuticals was effective July 31, 2017 there are only two months of Human revenue and financials results being included in the third quarter and nine months year to date financial statements. The company’s human product revenue is from Mytesi, and the company’s animal product revenue is from Neonorm and has collaboration revenue from Elanco.

RESULTS FOR THE QUARTER ENDED SEPTEMBER 30, 2017

Total net revenue for the third quarter of 2017 was $1.1M, comprised of $346K Mytesi product revenue, $82K of Neonorm product revenue, and $655K of Collaboration income.  Total net revenue for the third quarter of 2016 was $50k, comprised solely of Neonorm product revenue, which was 39% lower than Q3 2017 Nenorm sales. Quarter over Quarter,  total 2016 Revenue was $1.0M higher in 2017 than 2016.

RESULTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017

Total net revenue for the nine months ending September 30, 2017 was $2.8 million, comprised of $346K Mytesi product revenue, $236K of Neonorm product revenue, and $2.2 million of Collaboration revenue.  Total net revenue for the nine months ended 2016 was $113k, consisting only of Neonorm revenue,  which was $123K lower than the same period in 2017.   Total revenue for the nine months ending September 30, 2017 was $2.7 million higher than the same period in 2016 due to additional Mytesi revenue and collaboration revenue.